Exhibit 99.1

XTENT Announces 2007 Financial Results

MENLO PARK, Calif., February 19, 2008—XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the fourth quarter and year ended December 31, 2007.

The company reported a net loss and net loss attributable to common stockholders of $11.9 million, or $0.52 per share, for the fourth quarter of 2007, compared to a net loss and net loss attributable to common stockholders of $7.2 million, or $2.46 per share, for the same period in 2006.  The company’s net loss per share attributable to common stockholders for the fourth quarter of 2007 was based on weighted average shares outstanding of 22.8 million as compared to 2.9 million weighted average shares outstanding for the quarter ended December 31, 2006.

For the year ended December 31, 2007, XTENT had a net loss of $38.8 million, compared to $25.0 million for the same period in 2006.  The net loss attributable to common stockholders was $38.8 million for the year ended December 31, 2007, compared to $38.1 million for the same period in 2006.  At December 31, 2007, XTENT had cash, cash equivalents and short-term investments of $57.8 million.

Research and development expenses increased to $9.2 million in the fourth quarter of 2007 from $5.5 million for the same period in 2006, primarily due to an increased number of research and development personnel, expenditures for prototype parts and supplies as well as costs incurred for clinical trials.  General and administrative expenses were $3.4 million in the fourth quarter of 2007 versus $2.0 million for the same period in 2006, primarily due to an increase in personnel costs related to the hiring of additional employees as well as consulting and professional services associated with operating as a public company.

Research and development expenses for the year ended December 31, 2007, totaled $30.9 million, compared to $18.9 million for the same period in 2006.  General and administrative expenses for the year ended December 31, 2007, totaled $11.3 million, compared to $7.3 million for the same period in 2006.

“2007 was a year of tremendous progress for XTENT as we reported additional positive clinical data from our CUSTOM I and CUSTOM II trials, and completed enrollment in our CUSTOM III clinical trial,” said Gregory D. Casciaro, XTENT’s President and CEO.  “We expect 2008 to be a very exciting year for the company as we prepare for CE Mark approval and commercial launch in Europe in the second half of the year.  We are actively working on responses to the questions we received from the Food and Drug Administration regarding our IDE submission and expect to commence enrollment in our U.S. clinical trial later this year.”

In addition to moving ahead with commercialization and regulatory goals, the company expects to announce long-term follow-up data from its CUSTOM I and CUSTOM II trials, as well as six month data and one year data from the CUSTOM III trial.

The company expects to have operating expenses in the range of $25 to $30 million during the first half of 2008.

2007 Highlights

In 2007, XTENT:

•                  Raised over $68 million upon completion of its Initial Public Offering

•                  Presented positive six-month follow-up data from the CUSTOM II clinical trial, which assessed the safety and efficacy of the company’s Custom NX® drug-eluting stent (DES) system for the treatment of long and multiple lesions in patients with coronary artery disease, at a late-breaking session at the EuroPCR meeting in May

•                  Presented positive two-year follow-up data from the CUSTOM I clinical trial and positive one-year follow-up data from the CUSTOM II clinical trial, both at TCT in October

•                  Completed enrollment of the CUSTOM III clinical trial

•                  Introduced design enhancements to the Custom NX DES system to allow for greater ease-of-use by clinicians

•                  Submitted an IDE application to the FDA to initiate its CUSTOM IV clinical trial

•                  Submitted the design dossier for CE Mark

•                  Expanded its Menlo Park, California facilities to prepare for manufacturing ramp-up

Conference Call and Webcast Information

The company will hold a conference call today at 2 p.m., Pacific Time (5 p.m. Eastern Time). The call will be hosted by Gregory D. Casciaro, XTENT’s President and Chief Executive Officer, and Tim Kahlenberg, Chief Financial Officer.

The teleconference can be accessed via the investor relations section of the Company’s website at http://investor.xtentinc.com/events.cfm or by calling 877 627-6580 (domestic), 719 325-4903 (international). Please dial in or access the website 5 to 10 minutes prior to the beginning of the call.

An online archive of the webcast will be available for a minimum of three months by accessing the investor relations portion of the company’s website at http://investor.xtentinc.com.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device. Note: XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding XTENT’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, these statements include, but are not limited to those concerning: XTENT’s expectations with respect to the timing of its regulatory filings, the timing of regulatory approvals, the timing of the commercialization of its products and the timing of the initiation of its U.S. clinical trial. Forward-looking statements are based on management’s current, preliminary expectations, and are subject to risks and uncertainties that could cause actual results to differ from the results predicted and which are included in the “Risk Factors” section of XTENT’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2007. This quarterly report was filed with the SEC on November 2, 2007, and is available on the company’s investor relations website at http://www.xtentinc.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. XTENT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

XTENT, INC.

(a development stage company)

Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating expenses:
Research and development (1)	$9,194	$5,520	$30,888	$18,923
General and administrative (1)	3,375	1,981	11,269	7,258
Total operating expenses	12,569	7,501	42,157	26,181
Loss from operations	(12,569)	(7,501)	(42,157)	(26,181)

Interest and other income, net	705	336	3,363	1,137

Net loss	(11,864)	(7,165)	(38,794)	(25,044)

Deemed dividend related to beneficial conversion feature of redeemable convertible preferred stock	—	—	—	(13,095)
Net loss attributable to common stockholders	$(11,864)	$(7,165)	$(38,794)	$(38,139)

Net loss per share attributable to common stockholders—basic and diluted	$(0.52)	$(2.46)	$(1.87)	$(13.96)

Weighted-average common shares outstanding used in per share calculation	22,790	2,909	20,703	2,732

(1) Includes the following stock-based compensation charges:

Research and development	$460	$408	$1,490	$1,258
General and administrative	$766	$408	$2,088	$986

XTENT, INC.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	December 31, 2007	December 31, 2006
Cash and cash equivalents and short term investments	$57,760	$23,105
Working capital	54,581	21,066
Total assets	62,415	27,121

Redeemable convertible preferred stock	—	75,593
Deficit accumulated during the development stage	(92,860)	(54,066)
Total stockholders’ equity (deficit)	58,331	(50,780)

Investor Relations: Tim Kahlenberg, Chief Financial Officer of XTENT, Inc., 650-475-9400, tkahlenberg@xtentinc.com

Media Relations: Aimee Corso, 310-780-2661, acorso@wcpglobal.com, or Julio Cantre, 415-946-1055, jcantre@wcpglobal.com, both for XTENT, Inc.

http://www.xtentinc.com